Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FOURTH QUARTER AND YEAR END 2009 RESULTS

HOUSTON, March 24, 2010 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the fourth quarter ended December 31, 2009. Revenue for the fourth quarter of $38.7 million increased by $4.5 million or 13% as compared to the fourth quarter of 2008, primarily driven by a $13.7 million or 71% increase in total resales. Even though cash resales were lower by $7.8 million in the fourth quarter of 2009 compared to the fourth quarter of 2008, selections of data and recognition of revenue previously deferred increased by $15.3 million and deferrals of new licenses decreased by $6.4 million between the periods, resulting in the increase in total resales. Acquisition revenue fell by $9.0 million or 67% with decreases in both the U.S. and Canada reflecting the planned reduction in our capital spending program in 2009 as a result of the poor economic conditions. Solutions revenue of $1.2 million was 16% lower than in 2008.

Revenue for the year was $115.3 million as compared to $172.4 million in 2009. The 33% drop in revenue resulted primarily from a $36.5 million decrease in total resales and an $18.6 million decrease in acquisition revenue. Total resales were impacted by weak natural gas prices and the slowdown in drilling activity in North America with our clients curtailing their exploration and development spending. Cash resales in 2009 decreased by $68.0 million as compared to 2008, partially offset by a decrease in revenue deferred of $37.6 million. Solutions revenue of $4.5 million was 31% lower than in 2008.

Cash resales for the fourth quarter of 2009 were $19.7 million, down 28% from the same quarter of last year, but 60% higher than the third quarter of 2009. Cash resales in Canada improved in the fourth quarter of 2009 compared to the fourth quarter of 2008 and the third quarter of 2009 as we believe our clients used part of their 2009 capital budgets. However, U.S. cash resales remained weak as compared to the prior year as our smaller clients continued to defer spending on seismic data used for exploration. Cash resales in Canada increased 24% in the fourth quarter of 2009 as compared to 2008 and decreased by 57% in the U.S. for the same period. For the year, Seitel’s cash resales were $49.3 million, as compared to $117.3 million during 2008, a 58% reduction.

As compared to the third quarter of 2009, cash resales increased by $7.4 million, all of which was attributable to Canada. The improved sequential results in Canada reflected higher licensing of seismic data that covers both conventional and non-conventional oil and gas basins.

For the fourth quarter of 2009, the net loss was $18.3 million as compared to last year’s fourth quarter loss of $18.0 million. The increase in the net loss resulted from a $5.5 million increase in seismic data amortization expense and a $3.0 million increase in tax expense partially offset by a $4.5 million increase in revenue and a $1.2 million improvement in operating expenses. For the year, the net loss of $96.8 million increased as compared to $74.1 million for the 2008 year, reflecting our lower revenue partially offset by lower expenses.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $15.8 million for the fourth quarter of 2009, as compared to $24.2 million in the same quarter of 2008. This $8.4 million reduction was primarily due to an $8.0 million reduction in cash revenue.

Cash EBITDA increased $7.3 million as compared to cash EBITDA for the third quarter of 2009. The higher level of cash resales was the primary driver for this increase.

For 2009, cash EBITDA was $32.9 million as compared to $93.8 million in 2008, as a $70.0 million decrease in cash revenue for the period was offset by a $9.1 million reduction in recurring cash operating expenses reflecting the benefits of cost cutting measures implemented in early 2009.

(more)

“2009 was a difficult year for the economy and our industry. However, North America land rig counts have been steadily increasing since reaching a low in May,” stated Rob Monson, president and chief executive officer. “The improvement in cash resales in the fourth quarter and what we have seen so far in the first quarter is encouraging because it could represent the beginning of the recovery from a deep industry contraction.

“To address the economic downturn, we put in place measures in early 2009 to cut our operating expenses and to reduce our capital expenditures which proved beneficial to help us weather the storm,” commented Mr. Monson. “Even though we reduced our capital expenditures, we added data in key areas of interest to our clients in resource plays, including the Haynesville shale play in East Texas and the Horn River and Montney shale plays in Canada. Additionally, some of the data we recently acquired in Texas is proving to have Eagle Ford shale shows. Although shale gas plays are expected to be the prime drivers of growth in North America’s natural gas production, we believe there will be continued improvement in activity in conventional gas plays over the next year.”

Depreciation and amortization expense for the fourth quarter of 2009 was $41.5 million compared to $35.9 million for the same period in 2008. For the fourth quarter of 2009, 28% of total resales were for fully amortized data, as compared to 32% in the same quarter of 2008. For the full year, depreciation and amortization was $150.2 million as compared to $168.6 million during 2008. In 2009, 24% of total resales were for fully amortized data, compared to 19% in 2008.

Selling, general and administrative expenses were $5.0 million for the fourth quarter of 2009 as compared to $6.2 million in the fourth quarter of 2008 primarily due to a decrease in amortization of stock option expenses. Selling, general and administrative expenses were $25.1 million for the full year of 2009 as compared to $36.3 million for 2008, reflecting benefits from cost cutting measures, reductions in variable compensation and a decrease in amortization of stock option expenses. Cash operating expenses were $22.1 million in 2009 compared to $30.0 million in 2008.

Our cash balances at the end of the year were $26.3 million, increasing $15.3 million during the fourth quarter. Cash EBITDA of $15.8 million was offset by net cash capital expenditures for the quarter of $4.2 million; working capital generated cash of $3.7 million. For the full year, cash decreased by $16.4 million, as cash EBITDA of $32.9 million was offset by net cash capital expenditures of $17.5 million and net interest payments of $39.0 million. Working capital generated cash of $9.4 million. Cash balances immediately following our senior note interest payment on February 16, 2010 were $19.2 million.

On December 22, 2009, we entered into a secured credit agreement with ValueAct Capital Management, L.P. which provides us the ability to borrow up to $9.9 million. No amounts have been borrowed on this facility to date.

For 2009, gross capital expenditures decreased to $54.3 million in 2009 from $109.7 million in 2008, a 51% decline. Acquisition capital expenditures fell by $32.4 million or 40% with both the U.S. and Canada contributing. Underwriting revenue for the year reached 76% of gross investment as compared to 69% in 2008. Non-monetary exchanges were $21.4 million lower than last year. Net cash capital expenditures for the year were $17.5 million as compared to $44.6 million in 2008, achieving our goal of a 50% reduction in net cash capital expenditures due to the economic uncertainty.

Our forecast net cash capital expenditures for the full year 2010 are expected to be $15.0 million. Underwriting revenue is expected to be approximately 75% of gross investment. We continue to focus our capital investment plan on resource plays, including the Horn River and Montney areas in British Columbia and the Haynesville shale in East Texas, where we have generated significant cash returns in the last several quarters. As we see improvement in market conditions and demand for seismic data, we could increase the level of our capital expenditures for 2010.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss fourth quarter results for 2009 on Thursday, March 25, 2010 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-543-6405, passcode Seitel. A replay of the call will be available until April 1, 2010 by dialing 888-286-8010, passcode 30912418, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 42,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is loss from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2009	2008
	(unaudited)

ASSETS

Cash and equivalents	$26,270	$42,678
Receivables:
Trade, net	29,498	60,779
Notes and other, net	286	16
Due from Seitel Holdings, Inc.	147	136
Net seismic data library	200,389	279,257
Net property and equipment	7,003	8,344
Investment in marketable securities	3,173	1,317
Prepaid expenses, deferred charges and other	13,426	20,033
Intangible assets, net	38,440	41,859
Goodwill	203,060	189,187
Deferred income taxes	327	219

TOTAL ASSETS	$522,019	$643,825

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$10,016	$18,666
Accrued liabilities	25,974	24,863
Employee compensation payable	1,087	2,761
Income taxes payable	9	255
Debt:
Senior Notes	402,154	402,247
Notes payable	208	256
Obligations under capital leases	3,370	2,996
Deferred revenue	26,722	67,727
Deferred income taxes	6,118	8,269

TOTAL LIABILITIES	475,658	528,040

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at December 31, 2009 and 2008	—	—
Additional paid-in capital	274,331	271,297
Retained deficit	(247,984)	(151,187)
Accumulated other comprehensive income (loss)	20,014	(4,325)

TOTAL STOCKHOLDER’S EQUITY	46,361	115,785

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$522,019	$643,825

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Quarter Ended December 31,
	2009	2008

REVENUE	$38,673	$34,211

EXPENSES:
Depreciation and amortization	41,517	35,923
Cost of sales	52	111
Selling, general and administrative	5,031	6,218

	46,600	42,252

LOSS FROM OPERATIONS	(7,927)	(8,041)

Interest expense, net	(10,165)	(9,976)
Foreign currency exchange gains (losses)	135	(2,617)
Other income	77	1

Loss before income taxes	(17,880)	(20,633)
Provision (benefit) for income taxes	417	(2,586)

NET LOSS	$(18,297)	$(18,047)

(more)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2009	2008
	(unaudited)

REVENUE	$115,345	$172,403

EXPENSES:
Depreciation and amortization	150,199	168,629
Impairment of intangible asset	—	225
Cost of sales	290	462
Selling, general and administrative	25,090	36,316
Merger	—	357

	175,579	205,989

LOSS FROM OPERATIONS	(60,234)	(33,586)

Interest expense, net	(40,696)	(40,017)
Foreign currency exchange gains (losses)	1,008	(4,059)
Other income	151	40

Loss before income taxes	(99,771)	(77,622)
Benefit for income taxes	(2,974)	(3,548)

NET LOSS	$(96,797)	$(74,074)

(more)

Cash resales represent new contracts for data licenses from our library, payable in cash. We believe this measure is helpful in gauging new business activity and determining the level of cash from operations available for cash operating expenses, debt service and unfunded capital expenditures. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Quarter Ended September 30, 2009	Quarter Ended December 31,		Year Ended December 31,
		2009	2008	2009	2008

Acquisition revenue:
Cash underwriting	$6,250	$4,413	$8,639	$34,565	$41,511
Underwriting from non-monetary exchanges	365	—	4,804	2,838	14,479

Total acquisition revenue	6,615	4,413	13,443	37,403	55,990

Resale Licensing revenue:
Cash resales	12,293	19,715	27,503	49,268	117,305
Non-monetary exchanges	834	754	966	1,764	7,625
Revenue deferred	(7,833)	(10,010)	(16,459)	(25,942)	(63,540)
Recognition of revenue previously deferred	6,717	22,617	7,351	48,328	48,480

Total resale licensing revenue	12,011	33,076	19,361	73,418	109,870

Total seismic revenue	18,626	37,489	32,804	110,821	165,860

Solutions and other	878	1,184	1,407	4,524	6,543

Total revenue	$19,504	$38,673	$34,211	$115,345	$172,403

The following table summarizes the percentage increases (decreases) between the periods indicated for cash resales and total revenue:

	3Q09 to 4Q09	4Q08 to 4Q09	2008 to 2009

Cash resales	60%	(28)%	(58)%
Total revenue	98%	13%	(33)%
U.S. cash resales		(57)%
U.S. total revenue		(2)%
Canada cash resales		24%
Canada total revenue		44%

(more)

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as merger and acquisition transaction costs and severance costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	Quarter Ended September 30,	Quarter Ended December 31,		Year Ended December 31,
	2009	2009	2008	2009	2008

Cash EBITDA	$8,519	$15,809	$24,159	$32,868	$93,791
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	6,615	4,413	13,443	37,403	55,990
Non-monetary exchanges	834	754	966	1,764	7,625
Revenue deferred	(7,833)	(10,010)	(16,459)	(25,942)	(63,540)
Recognition of revenue previously deferred	6,717	22,617	7,351	48,328	48,480
Recognition of Solutions revenue previously deferred	—	—	—	—	44

Less:
Depreciation and amortization	(33,436)	(41,517)	(35,923)	(150,199)	(168,629)
Impairment of intangible asset	—	—	—	—	(225)
Merger expenses	—	—	—	—	(357)
Merger and acquisition transaction costs	—	—	(1)	—	(6)
One-time costs associated with cost reduction measures	43	(2)	—	(1,170)	—
Non-cash operating expenses	(897)	9	(1,577)	(3,286)	(6,759)

Operating loss	$(19,438)	$(7,927)	$(8,041)	$(60,234)	$(33,586)

(more)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the periods indicated (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Cost of Sales	$52	$111	$290	$462
Cash SG&A expenses (1)	5,040	4,641	21,804	29,557

Cash operating expenses	5,092	4,752	22,094	30,019
Non-cash equity compensation expense	(76)	1,520	3,034	6,492
Non-cash rent expense	67	57	252	267

Total operating expenses	$5,083	$6,329	$25,380	$36,778

(1)	Includes $1.2 million of one-time costs incurred to implement cost reduction measures for the year ended December 31, 2009.

The following table summarizes our actual capital expenditures for 2009 and 2008 and our 2010 estimated capital expenditures (in thousands):

			Estimate for
	Year Ended December 31,		Year Ending
	2009	2008	December 31, 2010

New data acquisition	$48,931	$81,356	$56,000
Cash purchases and data processing	2,771	3,594	500
Non-monetary exchanges	2,197	23,559	10,000
Other property and equipment	400	1,201	500

Total capital expenditures	54,299	109,710	67,000
Less:
Non-monetary exchanges	(2,197)	(23,559)	(10,000)
Cash underwriting	(34,565)	(41,511)	(42,000)

Net cash capital expenditures	$17,537	$44,640	$15,000

# # #